Exhibit 99.2

PRESS RELEASE
Synthesis Energy Systems Appoints Dr. John D. Winter as
Senior Vice President, Engineering and Project Operations
HOUSTON, Texas, November 10, 2010 — Synthesis Energy Systems, Inc. (NASDAQ: SYMX), an alternative energy technology company that provides advanced technology products and solutions to the energy and chemical industries, announced today that Dr. John D. Winter has joined the Company as Senior Vice President, Engineering and Project Operations. In this newly created position, Dr. Winter will be responsible for overseeing the Zao Zhuang and Yima joint ventures along with the company’s engineering and equipment sourcing activities. He will report to Robert Rigdon, President and CEO.
“Dr. Winter is one of the industry’s most experienced individuals in coal and biomass gasification. He brings a wealth of experience in gasification technology research, engineering design, technical services, and gasification plant operations,” stated Mr. Rigdon. “I am very pleased to have John join the SES team. Having John working together with our CTO, Francis Lau — who has over 30 years of U-GAS® research and design experience — greatly broadens and deepens our technology, engineering and services capabilities that will be invaluable as we continue to execute our value-creation strategy during 2011 and beyond.”
Dr. Winter commented, “Synthesis Energy Systems brings a unique, clean, efficient and effective technology solution to unlock the tremendous commercial potential of low rank coals, which are urgently needed but remain largely untapped. In addition the U-GAS® technology’s capability to efficiently gasify a wide range of biomass feed stocks positions SES well to participate in the growth of the future renewable fuels business. For these reasons, I see great growth potential in SES. I am very excited to join the Company at this critical juncture and look forward to working with the team.”
Dr. Winter (age 56) has over 30 years of experience in the petrochemical industry with more than 15 years of experience in gasification stemming from Texaco and later GE where he was the Chief Engineer for GE’s Gasification business. After leaving GE, Dr. Winter was Vice President of Engineering at Evergreen Energy, Inc., a leading green energy solutions company, and most recently Senior Vice President of Technology at Range Fuels, Inc.
About Synthesis Energy Systems, Inc.
Synthesis Energy Systems, Inc. provides advanced technology products, including its U-GAS® fluidized bed gasification technology and related services and equipment, to enable the clean conversion of low cost coal and biomass feedstocks into high value energy and chemical products, such as transportation fuel and ammonia. U-GAS® technology, which the Company licenses from the Gas Technology Institute, gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. The Company currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the Company’s early stage of development, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the Zao Zhuang joint venture, its ability to complete the expansion of the Zao Zhuang project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol and the sufficiency of internal controls and procedures. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
ann.tanabe@synthesisenergy.com
MBS Value Partners, LLC
Matthew D. Haines
Managing Director
(212) 710-9686
Matt.Haines@mbsvalue.com
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Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610